Reed’s, Inc. Announces First Quarter 2019 Financial Results

Net sales grew 2% during first quarter 2019, driven by core brand gross sales growth of 15%, including over 46% volume growth of the Virgil’s brand in the first quarter

Gross profit increased 9% and gross margin expanded to 30%

Significant product innovation on Reed’s brand hitting shelves in the second quarter of 2019

NORWALK, CT, May 14, 2019 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal first quarter ended March 31, 2019.

Highlights for the First Quarter of 2019

●	Net Sales were $8.4 million in the first quarter, a 2% increase compared with the prior year, while core brand gross sales increased 15% driven by strong volume growth of the Virgil’s brand, which increased 46%;

●	Gross profit increased 9% to $2.5 million from $2.3 million in the prior year period. Gross margin increased 185 basis points to 30% from 28% in the prior year period;

●	Operating loss was $2.9 million compared with $1.1 million in the first quarter of 2018. First quarter 2019 operating loss included $1.0 million of incremental investment in sales and marketing to support new product launches and future accelerated sales growth;

●	Net loss was $3.3 million or $0.11 per share compared to $1.6 million or $0.06 per share in the prior year period; and

●	Modified EBITDA was a loss of $2.3 million compared to a loss of $0.7 million in the prior year period.

Management Commentary

“We continued to generate strong core brand gross sales growth during the first quarter, with improved gross margins. The Virgil’s brand accelerated to 46% volume growth during the quarter, illustrating the type of positive impact our current launch of Reed’s new Zero Sugar line and Reed’s 12oz cans can have on the brand,” stated Val Stalowir CEO of Reed’s, Inc. “We are now beginning to see the benefit of our asset-light sales and marketing business model, as we have all but eliminated idle plant costs and are directing all of our attention and capital toward growing our category leading brands. We have a busy second quarter planned with significant new innovation hitting for the Reed’s brand. Reed’s Zero Sugar and Reed’s cans will be hitting shelves during the quarter and we will begin the pilot tests of Reed’s ready-to-drink Mules and Reed’s Wellness Ginger Beer with Hemp Extract at the end of the quarter. We have also now launched our first ever 360-degree consumer marketing campaign on Reed’s, focused on five key markets. The key communication point centers on busting the long-held myth of ginger ale being able to soothe upset stomachs and the clear choice for consumers looking for the benefits of real fresh ginger is Reed’s Ginger Beer. With our new innovation and increased sales and marketing investments, we are positioned to further accelerate our growth throughout the year and continue to forecast 20% to 30% sales growth of our core brands during 2019.”

Mr. Stalowir continued “We are also pleased with another recent milestone for the Company, we listed on the Nasdaq Capital Market last week. This listing reflects our improved financial position, increased share price and the quality improvements we have made across every aspect of our organization. We will continue to focus our efforts on building our brands, increasing the company’s visibility and driving sustained shareholder value.”

Financial Overview for the First Quarter of 2019 Compared to the First Quarter of 2018

During the first quarter of 2019, net sales increased 2% to $8.4 million compared with $8.3 million in the prior year, while core brand gross sales increased 15% compared to the same period in 2018. The core brand growth was driven by 46% volume growth of the Virgil’s brand, including continued momentum of the Virgil’s Zero Sugar offering. The core brand growth was offset by lower sales of exited and non-core products and private label.

Gross profit during the first quarter of 2019 increased 9% to $2.5 million compared to the same period in 2018. Gross margin was 30% of net sales during the first quarter of 2019 compared to 28% of net sales in the same period in 2018. The 185 basis point year over year improvement in gross margin was primarily driven by price restructuring along with reduction of idle plant costs as a result of the plant sale.

Delivery and handling costs increased 8% to $1.0 million during the first quarter of 2019 compared to the same period in 2018. As a percentage of net sales, delivery and handling costs increased 65 basis points compared to the prior year, primarily as a result of a pre-build of innovation inventory and the positioning of that inventory to the required geographic distribution centers to prepare for the sales launch of the new products.

Selling and marketing costs increased 99% to $2.0 million during the first quarter of 2019. As a percentage of net sales, selling and marketing costs increased to 24%. The increase was driven by investment in sales and marketing initiatives and infrastructure, consistent with the Company’s strategy to refresh the brands, launch new products into the market, open new retail outlets and channels and lay the ground work to re-accelerate growth of the core brands. Reed’s just launched its first ever, fully integrated marketing campaign which will reach consumers at multiple touchpoints via social media, streaming video, in-store, radio, sampling and out-of-home advertising. The bold “They Fooled Your Mom” campaign officially kicked off Friday, May 10th with a Times Square New York City takeover and will roll out to other top metro markets including Boston, Los Angeles, San Diego and Seattle.

General and administrative expenses increased to $2.4 million during the first quarter of 2019 compared to $1.4 million in the prior year period. The increase in general and administrative expenses compared to the prior year period was largely driven by non-cash performance-based equity awards and bonus accruals, along with final transition costs relating to the plant sale.

Operating loss during the first quarter of 2019 increased to $2.9 million from $1.1 million in the prior year period.

Interest and other expense decreased to $0.4 million during the first quarter of 2019 from $0.5 million during the first quarter of 2018.

Net loss during the first quarter of 2019 was $3.3 million, or $0.11 per share, compared to $1.6 million, or $0.06 per share in the first quarter of 2018.

Modified EBITDA loss was $2.3 million in the second quarter of 2018 compared to a loss $0.7 million in the second quarter of 2017.

Liquidity and Cash Flow

During the first quarter of 2019, the Company used $8.8 million of cash in operating activities compared to $4.6 million of cash used in operating activities in the prior year period. The increase in cash used in operating activities the first quarter 2019 related primarily to significant investments in inventory in preparation of product launches in the second quarter of 2019 and increased sales and marketing investments. As of March 31, 2019, the Company had cash of $2.7 million and $6.8 million of available borrowing capacity on its revolving line of credit.

Full Year 2019 Guidance

The Company is reiterating the annual guidance previously stated in the prospectus supplement released in conjunction with the Company’s secondary offering filed on February 19, 2019. The Company expects to generate revenue in the range of $42 million to $44 million for the full year 2019 and anticipates year-over-year core brand growth of 20% to 30%. The Company anticipates a gross margin of between 28% to 32% for the first half of 2019 and a gross margin of 32% or greater for the second half of 2019.

First Quarter 2019 Earnings Call Details

The Company will conduct a conference call at 4:30 pm Eastern Time today, May 14, 2019 to discuss its first quarter 2019 results. This conference call can be accessed via a link on Reed’s investor website at http://investor.reedsinc.com/ under the “Events & Presentations” section or directly at http://public.viavid.com/index.php?id=134390. To listen to the live call over the Internet, please go to Reed’s website at least fifteen minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number, 1-(877) 425-9470 (U.S.); or 1-(201) 389-0878 (International). Please dial in at least five minutes before the start of the conference call.

A replay of the webcast will be archived on the Company’s website at http://investor.reedsinc.com/ under the “Events & Presentations” section for approximately 90 days.

About Reed’s, Inc.:

Established in 1989, Reed’s is America’s best-selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s best-selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 35,000 retail doors nationwide. Reed’s Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The Company uses this same handcrafted approach in its award-winning Virgil’s line of great tasting, bold flavored craft sodas.

For more information about Reed’s, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

Safe Harbor Statement

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com

Public Relations and Media

Carina Troy, 360PR+

(347) 763-6555

Email: ctroy@360pr.plus

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2019 and 2018

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended
	2019	2018
Net Sales	$8,449	$8,288
Cost of goods sold	5,945	5,985
Gross profit	2,504	2,303

Operating expenses:
Delivery and handling expense	1,030	956
Selling and marketing expense	2,015	1,013
General and administrative expense	2,371	1,433
(Gain)/Loss on sale of assets	(30)	26
Total operating expenses	5,386	3,428

Loss from operations	(2,882)	(1,125)

Interest expense	(335)	(485)
Change in fair value of warrant liability	(47)	(5)

Net loss	$(3,264)	$(1,615)

Loss per share – basic and diluted	$(0.11)	$(0.06)

Weighted average number of shares outstanding – basic and diluted	29,103,645	24,989,863

REED’S, INC.

BALANCE SHEETS

As of March 31, 2019 and December 31, 2018

(Amounts in thousands)

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash	$2,650	$624
Accounts receivable, net of allowance for doubtful accounts and returns and discounts of $447 and $623, respectively	3,451	2,608
Receivable from related party	-	195
Inventory, net of reserve for obsolescence of $113 and $197, respectively	10,732	7,380
Prepaid expenses and other current assets	445	131
Total Current Assets	17,278	10,938

Property and equipment, net of accumulated depreciation of $378 and $342, respectively	912	896
Equipment held for sale, net of impairment reserves of $118 and $118, respectively	82	82
Intangible assets	576	576
Total Assets	$18,848	$12,492

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$4,262	$5,721
Accrued expenses	1,103	1,483
Revolving line of credit	2,759	6,980
Current portion of leases payable	53	51
Total Current Liabilities	8,177	14,235

Leases payable, less current portion	787	801
Convertible note to a related party	4,287	4,161
Warrant liability	85	38
Total Liabilities	13,336	19,235

Stockholders’ equity (deficit):
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,412 shares issued and outstanding	94	94
Common stock, $.0001 par value, 70,000,000 and 40,000,000 shares authorized, 33,513,947 and 25,729,461 shares issued and outstanding, respectively	3	3
Additional paid in capital	69,110	53,591
Accumulated deficit	(63,695)	(60,431)
Total stockholders’ equity (deficit)	5,512	(6,743)
Total liabilities and stockholders’ equity	$18,848	$12,492

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2019 and 2018

(Unaudited)

(Amounts in thousands)

	March 31, 2019	March 31, 2018
Cash flows from operating activities:
Net loss	$(3,264)	$(1,615)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	13	177
(Gain)/loss on sale of property & equipment	(30)	26
Amortization of debt discount	75	28
Amortization of right of use assets	23	-
Stock options issued to employees for services	412	161
Common stock issued for services	194	113
Decrease in allowance for doubtful accounts	(175)	(32)
Decrease in inventory reserve	(84)	(58)
Increase in fair value of warrant liability	47	5
Accrual of interest on convertible note to a related party	126	112
Lease Liability	(4)	-
Changes in operating assets and liabilities:
Accounts receivable	(668)	259
Inventory	(3,268)	(846)
Prepaid expenses and other assets	(314)	(117)
Accounts payable	(1,459)	(2,829)
Accrued expenses	(380)	(13)
Other long term obligations	-	(7)
Net cash used in operating activities	(8,756)	(4,636)
Cash flows from investing activities:
Proceeds from sale of property and equipment	30	69
Purchase of property and equipment	(52)	-
Net cash provided by (used in) investing activities	(22)	69
Cash flows from financing activities:
Borrowings on line of credit	18,696	5,187
Repayments of line of credit	(22,992)	(8,488)
Principal repayments on capital expansion loan	-	(507)
Principal repayments on long term financial obligation	-	(50)
Repayment of amounts due to/from officers	195	(277)
Principal repayments on capital lease obligation	(8)	(49)
Exercise of warrants	46	-
Proceeds from sale of common stock	14,867	-
Net cash provided by (used in) financing activities	10,804	(4,184)

Net increase/(decrease) in cash	2,026	(8,751)
Cash at beginning of period	624	12,127
Cash at end of period	$2,650	$3,376

Supplemental disclosures of cash flow information:
Cash paid for interest	135	$334
Non Cash Investing and Financing Activities
Property and equipment acquired through capital lease	-	$44
Vendor credits issued for fixed asset purchases	-	$108
Assets sold to third parties at cost	-	$69

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three months ended March 31, 2019 and 2018 (unaudited; in thousands):

	Three Months Ended March 31
	2019	2018
Net loss	$(3,264)	$(1,615)

Modified EBITDA adjustments:
Depreciation and amortization	13	177
Interest expense	335	485
Stock option and other noncash compensation	606	274
Change in fair value of warrant liability	(47)	(5)
Severance	33	0
Total EBITDA adjustments	$940	$931

Modified EBITDA	$(2,324)	$(684)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.